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Exhibit 10.16

EXECUTIVE COMPENSATION POLICY

Approved as amended November 12, 2007	Board of Directors
Document Owner:	Board of Directors

TABLE OF CONTENTS

Section
1.0	PURPOSE
2.0	PHILOSOPHY
3.0	SCOPE
4.0	ROLES AND RESPONSIBILITIES
5.0	EXECUTIVE COMPENSATION COMPONENTS AND PLAN
6.0	PROCESS FLOW/SCHEDULE
7.0	APPENDIX I—EXAMPLES OF ANNUAL INCENTIVE BONUS
8.0	APPENDIX II—RESTRICTED STOCK PLAN SUMMARY AND EXAMPLES
9.0	APPENDIX III—TIMING OF EXECUTIVE EQUITY AWARDS

1.0   PURPOSE

        The purpose of this document is to define the executive compensation policy for Tetra Tech, Inc.

2.0   PHILOSOPHY

        Tetra Tech's executive compensation program is designed to:

  •
  Align the interests of executive officers with those of the stockholders;

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  Attract, motivate, reward, and retain top level executives upon whom, in large part, the success of the Company depends;

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  Be competitive with compensation programs for companies of similar size and complexity with whom the Company competes for executive talent, including direct competitors;

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  Provide compensation based upon the short-term and long-term performance of both the individual executive and the Company; and

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  Strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is dependent upon the successful achievement of specified corporate and individual goals.

        We believe a significant portion of executive officer pay should be at risk, and based upon performance. Therefore, base salaries are targeted for approximately the median of the peer group. Conversely, compensation at risk, specifically bonuses and equity grants, are targeted to provide compensation that is above the median of our peers when above average business results are attained.

3.0   SCOPE

        This policy applies to all executive officers of Tetra Tech, Inc.

4.0   ROLES AND RESPONSIBILITIES

Board of Directors

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  Approves this Executive Compensation Policy;

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  Delegates authority as specified in this policy to the Compensation Committee; and

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  Approves positions to be covered by this policy as recommended by the CEO.

Compensation Committee

  •
  Under delegated authority from the Board of Directors, develops, administers, and monitors executive compensation in the long-term interests of the Company and its stockholders;

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  Evaluates the performance of the Chairman and the CEO, and establishes the compensation of the Chairman and the CEO;

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  Establishes the compensation of all executive officers of the Company based, in part, on the CEO's recommendations;

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  Determines that performance goals have been attained before payment; and

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  Reserves the right to approve exceptions to this policy as recommended by the Chairman and the CEO.

Audit Committee

  •
  Jointly with the Compensation Committee determines the individual performance factor for the CFO position.

Chief Executive Officer

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  Reviews the performance of all other officers of the Company, and, in consultation with the Chairman, makes specific recommendations to the Compensation Committee in regard to their compensation; and

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  Develops performance targets for all other executive officers and, in consultation with the Chairman, recommends those performance targets to the Compensation Committee.

Human Resources

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  Acquires information regarding peer group and other competitor pay practices, and provides analysis of this information to the CEO, the Chairman, and the Compensation Committee; and

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  Provides compensation practice trend data to the CEO, the Chairman, and the Compensation Committee.

Finance and Accounting

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  Provides Corporate performance data for use in determining the degree to which certain performance objectives have been met; and

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  Assures payments have been properly accrued and reported.

5.0   EXECUTIVE COMPENSATION COMPONENTS AND PLAN

        The primary components of compensation for executive officers are base salary, annual performance bonuses, and long-term incentive compensation.

5.1   Base Salary

        Base salaries for executive officers are reviewed on an annual basis to ensure internal equity and external competitiveness. Salaries are reviewed to determine whether the base compensation is within a reasonable range of executive pay levels at other companies that potentially compete with the Company for business and executive talent. Total compensation is considered during this analysis. Consideration is given to individual performance, experience and time in the position, initiative, contribution to overall corporate performance, and salaries paid to other executives in the Company. The review and determination occur as shown in Section 6.0.

5.2   Annual Performance Bonuses

        This component is intended to promote the interests of the Company by providing both an incentive and a financial reward for key employees who contribute most to the operating results and growth of the Company. Each year the Company identifies a target amount of incentive compensation for each executive officer. This target is expressed as a percentage of base salary.

        Bonuses are paid based upon meeting pre-determined performance criteria. These criteria fall into two categories: (1) overall corporate performance, designated the Corporate Performance Factor (CPF), based on assessment of how the overall Company did in achieving its key objectives and (2) individual contribution, designated the Individual Factor (IF), based on individual performance. The CPF determined by the Compensation Committee shall have a range of 0 to 1.4 with a target of 1.0 based on achievement of key objectives. The CPF for group executives will be determined by the CEO/COO based on the contribution of the specific group to the Company. The IF shall have a range of 0 to 1.2 with a target of 1.0 for expected contribution level. The IF will be recommended by the CEO/COO and approved by the Compensation Committee with the exception of the Chairman, CEO/COO, and CFO positions. The IF for the Chairman will be determined by the Compensation Committee. The IF for the CEO/COO will be recommended by the Chairman and determined by the Compensation Committee. The IF for the CFO will be recommended by the CEO/COO and determined jointly by the Audit Committee and Compensation Committee, giving strong consideration to the Audit Committee's assessment of the strength of the Company's internal financial controls and the accuracy and appropriateness of its financial reporting.

        Target bonus amounts as a percentage of base salary are as follows:

TARGET BONUS AMOUNTS

Position	Percentage (%)
Chairman	100
Chief Executive Officer/COO	75
President	55
Chief Financial Officer	55
Operations Senior Vice President*	45
Other Executive Officers	40

        Each Officer is eligible to receive an annual bonus in the range of 0% to 168% of target, i.e., CPF (1.4) × IF (1.2) = 1.68 (168%) × target

MINIMUM/MAXIMUM OF BASE

Position	Target percentage (%)	Minimum (%)	Maximum (%)
Chairman	100	0	168
Chief Executive Officer/COO	75	0	126
President	55	0	92.4
Chief Financial Officer	55	0	92.4
Operations Senior VP*	45	0	75.6
Other Executive Officers	40	0	67.2

*
Bonus targets for Operation Senior Vice Presidents increase to 45% in FY07 and 50% in FY08.

        The Compensation Committee reserves the right to "zero" the CPF if results are significantly below expected targets or a manageable event negatively and severely impacts stockholder value. The minimum performance threshold is .6; achievement of less than 60% in either the CPF or IF will result in the elimination of the bonus paid. Notwithstanding the above, the Compensation Committee, in consultation with the Chairman and the CEO, reserve the discretion to adjust specific performance bonus amounts when deemed to be in the interests of the stockholders. Bonus payments are made by December 15 of each year, based upon performance in the recently concluded fiscal year.

5.3   Long-Term Incentive Compensation

        Long-term incentive awards are designed to:

  •
  Reward financial performance and encourage recipients to achieve long term sustained growth of stockholder value. The long-term incentive compensation program encourages executives to maintain a long-term financial perspective by linking a substantial portion of their compensation to stockholder returns and the Company's long-term financial success;

  •
  Aid in the retention of key executives;

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  Balance the effect of market dynamics on equity compensation;

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  Take into consideration the effect of FASB 123 impact on Company performance; and

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  Foster executive officer stock ownership.

        Long-term incentives are generally provided in the form of equity compensation, such as stock options and/or other equity related programs. However, the Compensation Committee reserves the right to utilize deferred cash incentives if beneficial to the interests of the Company and its stockholders. Long-term incentive awards may have certain restrictions, such as mandatory vesting periods which encourage participating executives to continue in the Company's employ and thereby act as a retention incentive.

        Any equity compensation shall be in accordance with the provisions and limitations of the equity incentive plan periodically adopted by the Board of Directors and approved by the stockholders. The schedule for distribution of long term-incentives is shown in Section 6.

        In addition to the above, the following guidelines will apply to the long-term incentive plan:

  •
  A maximum of 2% of outstanding shares of stock and/or options will be distributed in any one year period. The Compensation Committee retains the discretion to increase this amount due to special circumstances, such as an acquisition;

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  A reserve of at least 10% of the shares available for distribution each year will be held outside the normal distribution for special needs (i.e., hiring, retention, etc.) that occur during the year; and

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  All restricted stock grants shall be approved by the Compensation Committee. Restricted stock will typically not be granted to executives who are not Section 16B Officers. Restricted stock grants will generally vest over a minimum of a three year period. Vesting will primarily be performance-based. The mix of awards will generally be approximately 2/3 stock options and 1/3 restricted stock. Each share of restricted stock will be considered equivalent to 2.5 stock options.

        Example: The normal grant is 15,000 stock options. On a converted basis, using the 2/3 options and 1/3 restricted stock mix; the award would be approximately 2,000 shares of restricted stock and 10,000 stock options.

  •
  No more than 0.9% of the outstanding shares of stock and/or options can be distributed to executive officers in one year;

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  The plan shall target 5-15% of the non-officer population for inclusion in the long-term incentive program;

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  Minimum stock option grants to non-officers will typically be 500 shares and maximum grants to non-officers will be 10,000 shares; and

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  Executive officers will be eligible to receive restricted stock grants during the first restricted stock approval cycle following their date of hire, or date of appointment as an executive officer.

5.4   Other Section 16B Officer Provisions

        Certain additional consideration will be provided to Section 16B officers as approved by the Compensation Committee. These provisions recognize and reward the officers for the additional responsibilities, liabilities, and contributions that are attributable to officer status. Specifically, the CEO is provided with a country club membership that is made available primarily for use in entertaining clients and other business associates. Section 16B officers receive a $900 per month automobile allowance, as well as limited reimbursement for club memberships, estate/financial planning, and annual physical examinations. Also, Section 16B officers are eligible to defer compensation via participation in the Deferred Compensation Program.

6.0   PROCESS FLOW/SCHEDULE

Event
Schedule
CEO and other designees: Present Corp. Operating Plan to BOD. "Performance Targets" and Key Objectives Established
Nov. Board of Directors Mtg.
Board of Directors/Executive Management: Monitor Performance
Through Fiscal Year
CEO/CFO Performance Assessment Presented to Compensation Committee
Nov. Board of Directors Mtg.
CEO Presents Base, Annual, and Long Term Incentive Recommendations to Compensation Committee
Nov./Dec. Compensation Committee Mtg.
Comp Committee Determine/ Approve Executive Annual Compensation Actions
Nov./Dec. Compensation Committee Mtg.
Base Adjustments
Notify employee no later than 12/15
Eff. 1st pay period of C/Y
Annual Performance Bonus
Notify employee and payout no later than 12/15
Long Term Incentives
Payout consistent with Equity Plan as approved by stockholders
No later than 12/15

7.0   APPENDIX I—EXAMPLES OF ANNUAL INCENTIVE BONUSES

Example 1

        Narrative: The Company significantly exceeds each of its keys objectives and the CEO significantly exceeds all individual contribution expectations, maximizing the bonus payment.

Position:	CEO	Base Salary: $100,000	CPF: 1.4	IF: 1.2

Bonus to be paid: $100,000 X 0.75 X 1.4 X 1.2 = $126,000

Example 2

        Narrative: The Company achieves all and exceeds some of its key objectives, and the CEO meets all individual contribution expectations.

Position:	CEO	Base Salary: $100,000	CPF: 1.2	IF: 1.0

Bonus to be paid: $100,000 X 0.75 X 1.2 X 1.0 = $90,000

Example 3

        Narrative: The Company meets its key objectives, and the General Counsel meets individual contribution expectations.

Position:	General Counsel	Base Salary: $100,000	CPF: 1.0	IF: 1.0

Bonus to be paid: $100,000 X 0.40 X 1.0 X 1.0 = $40,000

Example 4

        Narrative: The Company meets 80% of its key objectives, and the Corporate Controller significantly exceeds individual contribution expectations.

Position:	Corporate Controller	Base Salary: $100,000	CPF: 0.8	IF: 1.2

Bonus to be paid: $100,000 X 0.40 X 0.8 X 1.2 = $38,400

8.0   APPENDIX II—RESTRICTED STOCK PLAN SUMMARY AND EXAMPLES

Overview

        Tetra Tech's baseline compensation plan provides for a mix of stock options and restricted stock grants to be awarded to Section 16B officers. Restricted stock will typically not be granted to individuals who are not Section 16B officers.

        Restricted stock awards will be eligible for vesting in equal installments annually over a three-year period. Vesting will be performance-based, based on GAAP EPS growth, as follows:

Annual Award Vesting %	EPS Growth
0%	EPS < 5% year-over-year growth
60%	EPS 5-9% year-over-year growth
100%	EPS 10-14% year-over-year growth
120%	EPS > 14% year-over-year growth

        Evaluation of performance for vesting purposes and the award of restricted stock will occur annually as part of the normal compensation cycle as shown in Section 6.0.

        For the purpose of this Plan, "GAAP EPS" is the fully diluted earnings per share from continuing operations, as defined by Statement of Financial Accounting Standards (SFAS) 128, and related interpretations, adjusted as follows:

  •
  The impact of goodwill impairment under SFAS 142 will be excluded;

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  The impact of impairment on long-lived assets under SFAS 144 will be excluded;

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  The impact of accounting changes requiring current and prior period adjustments due to materiality under relevant SEC Staff Accounting Bulletins and related accounting pronouncements will be excluded;

  •
  The impact of any changes in newly issued or existing accounting principles and related interpretations will be excluded;

  •
  The financial statement impact from the settlement of tax audits more or less than amounts previously recorded will be excluded;

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  Gains and loses from the sales of subsidiaries and significant lines of businesses will be excluded; and

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  The impact of shares issued and costs incurred in connection with acquisitions, mergers, or debt restructurings will be excluded.

Plan Summary

        In the November/December Compensation Committee meeting the Committee will authorize a specific number of shares of restricted stock to be used for the three year Restricted Stock (RS) Plan that starts in the current fiscal year. For example, in December, 2006 the "2007, 2008, and 2009 Restricted Stock Plan" will be authorized and funded. The Compensation Committee will also approve the number of shares to be allocated to 16B officers.

        As stated, the restricted shares awarded to individuals will be eligible to vest in 1/3 increments over three years based on GAAP EPS achieved during the Performance Period. For a specific three year RS plan, the prior year GAAP EPS is the measurement control point (see examples). Once established for a three year RS Plan, the EPS control point cannot be modified.

        At the end of each fiscal year, EPS will be determined and compared to EPS for the immediately preceding fiscal year so that the year-over-year growth rate may be calculated. For each Section 16B officer, the EPS growth rate will be used to determine the vesting percentage of each installment. Each installment of stock eligible for vesting in a given year will be scored based upon EPS growth since the year in which that installment was granted.

        Assuming a new plan every year, by the third year, three individual plans each with its own period and control point will be running concurrently (see below).

Date	Plan Authorized	Control Point	Plan Period
12/06	2007 RS Plan	FY 06 GAAP EPS	07,08,09
12/07	2008 RS Plan	FY 07 GAAP EPS	08,09,10
12/08	2009 RS Plan	FY 08 GAAP EPS	09,10,11

Example 1

        A section 16B officer is allocated 3,000 shares of restricted stock at the end of fiscal year 2006 to vest in equal amounts at the end of fiscal years 2007, 2008, and 2009, designated the "07 RS Plan." For fiscal year 2007, the EPS growth rate is determined to be 8% improvement over fiscal year 2006. Accordingly, 600 of the 1,000 (i.e., ..6 × 1,000) eligible shares will vest in 2007.

Example 2

        Using Example 1, 1,000 shares of restricted stock is vested in the 2007 Plan at the end of FY-08. EPS growth in FY-08 is determined to be 0% improvement over FY-07 for a two year average of 4% (i.e. 8% in year 1, 0 in year 2). In this example, the 16B officer would be awarded 0 shares of the 1,000 shares that vested at the end of year two of the "07 RS Plan."

Example 3

        A 16B officer is awarded 3,000 shares in the 07 RS Plan, 4,000 shares in the 08 RS Plan, and 5,000 shares in the 09 RS Plan. Each plan as stated has its specific EPS control point. At the end of FY-09, award components from each plan would be evaluated as follows:

# Shares Available	Plan	EPS Control Point	'09 EPS	% Average Growth	Shares Awarded
1,000	YR 3 '07	80¢	1.00	8.3	600
1,333	YR 2 '08	88¢	1.00	6.8	800
1,667	YR 1 '09	75¢	1.00	33.0	2,000
4,000					3,400

9.0   APPENDIX III—TIMING OF EXECUTIVE EQUITY AWARDS

        The effective date of the grant for all stock options and restricted stock awards is the date of the approval by the Compensation Committee.

        Equity compensation recommendations for executive officers in accordance with this policy, including both stock options and restricted stock, will be presented to the Compensation Committee at the November/December meeting. The Compensation Committee will also consider salary increase and annual performance bonus recommendations at the November/December meeting.

        Actual approval of stock option and restricted stock awards to executive officers will be made by the Compensation Committee at its November/December meeting, consistent with the annual stock option grants to all stock option recipients.

        The Compensation Committee approves grants for new hires as recommended by the CEO. The effective date of the grant is the date of approval by the Compensation Committee.

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  Exhibit 10.16
EXECUTIVE COMPENSATION POLICY
TABLE OF CONTENTS